Exhibit 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

UAW Members Ratify New Labor Contract For Coshocton Works

Agreement Is 10th New-Era Labor Deal For AK Steel Since 2003

MIDDLETOWN, OH, February 23, 2007— AK Steel (NYSE: AKS) said that members of the United Autoworkers (UAW) Local 3462 have ratified a new three-year labor agreement covering about 380 hourly production and maintenance employees at the company’s Coshocton (OH) Works. AK Steel said UAW officials informed the company this evening that the new contract had passed overwhelmingly in voting held today in Coshocton. The new agreement will be in effect from March 1, 2007 through March 31, 2010, and replaces an agreement that would have expired April 1.

“We are pleased that UAW Local 3462 members have ratified a new agreement that provides competitive wages and benefits, while enabling Coshocton Works to continue serving customers with world-class productivity and the highest quality products,” said James L. Wainscott, chairman, president and CEO of AK Steel.

AK Steel and UAW bargaining teams agreed to begin early talks on January 16, and the parties reached a tentative agreement on February 15.

AK Steel said the new Coshocton Works contract includes, among numerous other provisions:

•	Competitive wage increases and a signing bonus

•	Improved flexibility utilizing maintenance operators

•	A competitive company contribution to employees’ 401(k) retirement accounts

•	Active and retired employee healthcare premium cost-sharing

AK Steel’s Coshocton Works processes flat-rolled specialty stainless products for a variety of end uses, including automotive, appliance, food processing, cutlery and other markets. Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

# # #